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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-178792

PROSPECTUS SUPPLEMENT
(To prospectus dated January 11, 2012)

32,000,000 Shares

Common Shares

              Kite Realty Group Trust is offering 32,000,000 common shares of beneficial interest to be sold pursuant to this prospectus supplement and the accompanying prospectus. Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "KRG." On November 6, 2013 the last reported sale price for our common shares was $6.16 per share.

              Investing in our common shares involves risks. See "Risk Factors" on page S-12 of this prospectus supplement and page 9 in our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per Share	Total
Public offering price	$6.16	$197,120,000
Underwriting discount	$0.2464	$7,884,800
Proceeds, before expenses, to us	$5.9136	$189,235,200

              The underwriters may also exercise their option to purchase up to an additional 4,800,000 common shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

              Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

              The underwriters will deliver the common shares on or about November 13, 2013.

BofA Merrill Lynch	KeyBanc Capital Markets	Barclays	Wells Fargo Securities
Citigroup	Evercore	J.P. Morgan	Raymond James

The Huntington Investment Company	Janney Montgomery Scott

              The date of this prospectus supplement is November 6, 2013.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

              You should read this document together with additional information described under the heading "Where You Can Find More Information and Incorporation by Reference" in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this document. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this document, is accurate only as of its date or the date which is specified in those documents.

              References in this prospectus supplement to "Kite," "the Company," "we," "us," "our" or "our company" are to Kite Realty Group Trust and its subsidiaries, including Kite Realty Group, L.P., which we refer to as our "Operating Partnership." The term "you" refers to a prospective investor.

S-ii

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

              This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and other statements and information publicly disseminated by us, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include but are not limited to:

  •
  national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy;

  •
  financing risks, including the availability of and costs associated with sources of liquidity;

  •
  the Company's ability to refinance, or extend the maturity dates of, its indebtedness;

  •
  the level and volatility of interest rates;

  •
  the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies;

  •
  the competitive environment in which the Company operates;

  •
  acquisition, disposition, development and joint venture risks (including the consummation and impact of the Portfolio Acquisition (as defined herein) and financing thereof, and the Company's ability to complete the Portfolio Acquisition and successfully integrate the operations of the acquired properties in the timeframe and on the terms described herein);

  •
  property ownership and management risks;

  •
  the Company's ability to maintain its status as a real estate investment trust ("REIT") for federal income tax purposes;

  •
  potential environmental and other liabilities;

  •
  impairment in the value of real estate property the Company owns;

  •
  risks related to the geographical concentration of our properties in Indiana, Florida, and Texas;

  •
  the dilutive effects of this offering and of issuing additional securities;

  •
  other factors affecting the real estate industry generally; and

  •
  other uncertainties and factors identified in this prospectus supplement, the accompanying prospectus and other documents incorporated by reference herein, and, from time to time, in other reports we file with the SEC or in other documents that we publicly disseminate, including, in particular, the section titled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

              The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein. This summary is not complete and may not contain all of the information that you should consider before buying securities in this offering. You should carefully read this entire prospectus supplement and the accompanying prospectus, including each of the documents incorporated herein and therein by reference, before making an investment decision.

 Our Company

              Kite Realty Group Trust is engaged in the ownership, operation, management, leasing, acquisition, redevelopment, and development of neighborhood and community shopping centers and certain commercial real estate properties in selected markets in the United States. We derive revenues primarily from rents and reimbursement payments received from tenants under leases at our properties. Our operating results therefore depend materially on the ability of our tenants to make required rental payments, conditions in the United States retail sector, and overall economic and real estate market conditions.

              We conduct all of our business through our Operating Partnership, of which we are the sole general partner. As of September 30, 2013, we held a 93.3% interest in our Operating Partnership.

              At September 30, 2013, we owned interests in 62 properties totaling approximately 9.5 million square feet, consisting of 55 retail operating properties, five retail properties under redevelopment, and two commercial operating properties. The owned gross leasable area ("GLA") in our retail operating portfolio was 95.9% leased as of September 30, 2013.

              As of September 30, 2013, we also owned interests in three development projects under construction. In addition to our developments and redevelopments under construction, we have one development project pending construction commencement, which is undergoing pre-leasing activity and negotiations for third party financing. Finally, as of September 30, 2013, we also owned interests in other land parcels comprising approximately 130 acres that may be used for future expansion of existing properties, development of new retail or commercial properties or sold to third parties.

              Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204 and our telephone number is (317) 577-5600. We maintain a website at www.kiterealty.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus supplement or the accompanying prospectus. The information on our website is intended to be an inactive textual reference only.

Recent Developments

Pending Acquisition

    Acquisition Overview

              On November 5, 2013, we entered into a purchase and sale agreement (the "Purchase Agreement") with an institutional seller (the "Seller") to acquire a portfolio of nine retail properties with an aggregate owned GLA of approximately 2.0 million square feet (the "Portfolio") for a gross aggregate purchase price of approximately $307 million in cash (the "Portfolio Acquisition"). The assets will be wholly-owned by us and will be unencumbered by debt at closing. We are making today a $6 million nonrefundable deposit into escrow in connection with this transaction.

              We currently expect that the closing of the Portfolio Acquisition will occur in late 2013 or early 2014. The closing is subject to the satisfaction or waiver of customary closing conditions set forth in the

Purchase Agreement, and there can be no assurance that it will be consummated, or if consummated, of the timing thereof.

              The consummation of the Portfolio Acquisition is not subject to a financing condition. We plan to fund the purchase price for the Portfolio Acquisition through a combination of net proceeds from this offering, cash on hand including from the dispositions of two retail properties we are currently marketing for sale, and borrowings under our unsecured revolving credit facility. On an interim basis, to ensure that we have sufficient proceeds to fund the Portfolio Acquisition in the event that funds from the sources described above are not received by the closing of the Portfolio Acquisition, we have entered into a commitment letter for a $300 million bridge loan, as described below. We cannot assure you that we will be able to complete our anticipated property dispositions or otherwise obtain alternative sources of financing for the Portfolio Acquisition in the amounts targeted, in the time period expected, on attractive terms, or at all, which could result in greater than anticipated amounts outstanding under our unsecured revolving credit facility or the bridge loan. This offering is not conditioned upon completion of the Portfolio Acquisition. See the section entitled "Risk Factors" in this prospectus supplement.

              We and the Seller have made customary representations, warranties and covenants in the Purchase Agreement. If we breach the Purchase Agreement prior to the closing and the Seller terminates the Purchase Agreement, subject to certain conditions, the Seller may retain our deposit as liquidated damages. If the Seller breaches the Purchase Agreement prior to the closing, we may choose to terminate the Purchase Agreement, in which case our deposit will be returned to us, or seek specific performance. The Seller has agreed to a holdback of a limited portion of the purchase price which could be used for claims brought within nine months after the closing with respect to breaches of representations and warranties made by the Seller in the Purchase Agreement.

              The Seller has informed us of a potential claim that may be made by another party regarding the possible sale of the Portfolio. We and the Seller believe that any such claim is without merit. If such a claim were brought, we believe that we have certain indemnification and other rights and remedies available to us in such event.

              For additional information regarding the Portfolio Acquisition and the Purchase Agreement, please refer to our Current Report on Form 8-K filed with the SEC on November 6, 2013, the terms of which are incorporated by reference in this prospectus supplement.

    Portfolio Overview

              The Portfolio consists of nine retail properties with an aggregate owned GLA of approximately 2.0 million square feet (exclusive of approximately 520,000 square feet of non-owned GLA) that are located in four states in the southern United States. Seven of these properties are in our existing markets of Florida, Georgia and Texas and two are in a new market (Birmingham, Alabama). As of September 30, 2013, the Portfolio was 93.2% leased to more than 250 tenants. Aggregate annualized base rent for the Portfolio, based on monthly contractual rent expected to be in place as of January 1, 2014 for each applicable property, will be approximately $23.2 million.

              On an as adjusted basis, taking into account the Portfolio Acquisition and the expected two property dispositions, the Company will own interests in 73 operating, redevelopment and development properties totaling approximately 9.9 million square feet of GLA.

              Below is a summary of key information regarding the properties to be acquired in the Portfolio Acquisition:

Property	State	Metropolitan Statistical Area (MSA)	Year Built/ Renovated	Owned GLA(1)		Percentage of Leased Owned GLA(2)	Annualized Base Rent Revenue(3)	Annualized Base Rent Per Leased Owned GLA(4)	Major Tenants
Lakewood	FL	Jacksonville	1948/1998	196,870		83.5%	$1,886,056	$11.48	Winn Dixie, Stein Mart, Chase Bank
Northdale	FL	Tampa	1985/2002	176,917		94.3%	$1,901,444	$11.39	TJ Maxx, Beall's, Sweetbay Supermarket (non-owned)
Hunter's Creek	FL	Orlando	1994	119,729	(5)	96.2%	$1,438,953	$12.49	Publix
Burnt Store	FL	Punta Gorda	1989	95,023		75.5%	$644,844	$8.99	Publix, Home Depot (non-owned)
Portofino	TX	Houston	1999	372,506		94.6%	$5,969,762	$16.94	Sports Authority, Stein Mart, Michael's, DSW, Old Navy, Conn's Appliances, PetSmart
Kingwood Commons	TX	Houston	1999	164,366		98.1%	$2,933,179	$18.20	Randall's, Petco, Chico's, Talbot's, The Children's Place, Jos. A. Bank, Ann Taylor
Trussville I & II	AL	Birmingham	1999	446,484		95.4%	$3,998,119	$9.38	Wal-Mart, Regal Cinema, Marshall's, Petsmart, Sam's Club (non-owned), Kohl's (non-owned)
Colonial Shops at Clay(6)	AL	Birmingham	1966/2003	66,165		94.7%	$786,187	$12.55	Publix
Beechwood	GA	Athens	1961/2005	342,217		95.0%	$3,655,434	$11.25	Fresh Market, TJ Maxx, Stein Mart, Georgia Theatre, Body Plex Fitness, Chico's, Jos. A. Bank, Ann Taylor Loft, Coldwater Creek, Talbot's

TOTAL/WEIGHTED AVERAGE				1,980,277		93.2%	$23,213,978	$12.50

(1)
Owned GLA represents gross leasable area that is owned by the Company.

(2)
Percentage of Leased Owned GLA reflects Owned GLA leased as of September 30, 2013.

(3)
Annualized Base Rent Revenue represents the monthly contractual rent as of January 1, 2014 for each applicable property, multiplied by 12.

(4)
Annualized Base Rent Revenue and Annualized Base Rent Per Leased Owned GLA assumes Percentage of Leased Owned GLA as of September 30, 2013. Annualized Base Rent Revenue and Annualized Base Rent per Leased Owned GLA do not include tenant reimbursements.

(5)
Excludes 107,806 square feet of currently Owned GLA that is under contract to be sold to a tenant at the property for approximately $3.25 million, which contract will be assumed by the Company.

(6)
Publix has a right of first offer to purchase this property that has been triggered as a result of the proposed Portfolio Acquisition. There can be no assurance that Publix will not exercise this right, in which case we would not acquire this property.

              Set forth below is a lease expiration table for the leases in the Portfolio:

	Number of Expiring Leases	Expiring Owned GLA	Percentage of Total Owned GLA Expiring	Expiring Annualized Base Rent Revenue	Percentage of Total Annualized Base Rent Revenue	Expiring Annualized Base Rent Revenue per Leased Owned GLA
Vacant GLA		134,906
2013	1	1,880	0.1%	$28,670	0.12%	$15.25
2014	41	162,021	8.8%	2,546,969	10.97%	15.72
2015	49	340,587	18.5%	3,936,851	16.96%	11.15
2016	46	264,955	14.4%	4,305,672	18.55%	16.25
2017	35	193,181	10.5%	2,276,911	9.81%	11.79
2018	42	144,075	7.8%	2,345,718	10.11%	16.28
2019	10	118,940	6.4%	1,142,057	4.92%	9.60
2020	9	378,460	20.5%	3,414,684	14.71%	9.02
2021	3	77,905	4.2%	717,241	3.09%	9.21
2022	6	39,237	2.1%	642,018	2.77%	16.36
Beyond	15	124,130	6.7%	1,857,187	8.00%	14.96

TOTAL	257	1,980,277	100.0%	$23,213,978	100.0%	$12.50

              As a part of our standard due diligence process in connection with the proposed Portfolio Acquisition, we analyzed the 2014 cash net operating income yield we expect to derive from the Portfolio. We define estimated cash net operating income yield as the percentage derived from dividing the Portfolio's estimated 2014 cash net operating income by the gross aggregate purchase price of the Portfolio Acquisition. We calculated the expected cash net operating income by subtracting anticipated 2014 cash operating expenses (before interest expense and depreciation and amortization) at each property from the anticipated 2014 cash revenues from each property. On this basis, we estimate that the expected 2014 cash net operating income yield for the Portfolio will be approximately 7.0%. We caution you not to place undue reliance on the expected 2014 cash net operating income yield for the Portfolio because it is based solely on data made available to us in the due diligence process in connection with the proposed acquisition and is calculated on a non-GAAP basis. Our experience once we acquire these properties may change our expectations with respect to the expected 2014 cash net operating income yield. In addition, the actual 2014 cash net operating income yield for these properties may differ from our expectations based on numerous other factors, including difficulties collecting anticipated rental revenues, tenant bankruptcies, property tax reassessments and unanticipated expenses at the properties that we cannot pass on to tenants, as well as the risk factors set forth in this prospectus supplement and the accompanying prospectus and documents incorporated by reference herein and therein.

              Set forth below is a list of the Company's top ten retail tenants (i) as of September 30, 2013 and (ii) on an as adjusted basis after giving effect to the Portfolio Acquisition and the anticipated dispositions of two assets:

As of September 30, 2013			As of September 30, 2013, as Adjusted
Ranking	Tenant Name	Percentage of Total Annualized Base Rent Revenue(1)	Ranking	Tenant Name	Percentage of Total Annualized Base Rent Revenue(1)(2)
1.	Publix Supermarket	4.6%	1.	Publix Supermarket	4.5%
2.	Bed Bath & Beyond / Buy Buy Baby	2.9%	2.	TJX Companies	2.4%
3.	Dick's Sporting Goods	2.6%	3.	Bed Bath & Beyond / Buy Buy Baby	2.3%
4.	TJX Companies	2.2%	4.	Dick's Sporting Goods	2.0%
5.	Lowe's Home Improvement	1.8%	5.	PetSmart	1.9%
6.	PetSmart	1.8%	6.	Lowe's Home Improvement	1.4%
7.	Marsh Supermarkets	1.7%	7.	Beall's	1.3%
8.	Staples	1.6%	8.	Stein Mart	1.3%
9.	Burlington Coat Factory	1.3%	9.	Marsh Supermarkets	1.3%
10.	Beall's	1.2%	10.	Staples	1.2%

	TOTAL	21.7%		TOTAL	19.6%

(1)
Percentage of Total Annualized Base Rent Revenue assumes Percentage of Leased Owned GLA as of September 30, 2013.

(2)
Annualized Base Rent Revenue represents, in the case of our current portfolio, the monthly contractual rent as of September 30, 2013 multiplied by 12 for each applicable tenant and, in the case of the properties in the Portfolio we plan to acquire, the monthly contractual rent as of January 1, 2014 multiplied by 12 for each applicable tenant.

    Rationale for Acquisition

              We believe that the Portfolio Acquisition will provide us with an opportunity to strategically increase our footprint in our targeted markets with a high quality portfolio for the following reasons:

  •
  We are obtaining a high quality portfolio at an attractive price in an off-market transaction.  The Portfolio consists of nine high quality centers, a majority of which contain a grocery anchor and are well located within their markets. We are acquiring the Portfolio in an off-market transaction for approximately $150 per square foot, which we believe is a significant discount to replacement cost. We estimate that the anticipated 2014 cash net operating income yield for the Portfolio will be approximately 7.0%. We believe this represents a compelling opportunity for us to acquire high quality real estate consistent with our long term strategy of owning centers in high-growth markets.

  •
  The Portfolio will complement our existing portfolio in terms of asset quality, tenant base and geographic distribution.  The Portfolio's nine retail properties are located in four states in the southern United States. Approximately 1.5 million square feet, or approximately 74%, of the Portfolio's owned GLA is located in MSAs in Florida, Georgia and Texas, states in which we already have a strong presence and significant operating experience, and seven of the properties are in the top 50 MSAs in the United States. Expansion in these regions enables us to leverage our scalable platform to operate the Portfolio assets with minimal increase in general and administrative costs.

  •
  The Portfolio presents us with a significant value creation opportunity.  The Portfolio provides us with an opportunity to create value and grow our net operating income through lease-up of vacant space, roll-over of below-market rents where applicable and pursuit of redevelopment opportunities where appropriate.

  •
  The Portfolio Acquisition and this equity offering will improve our balance sheet.  The Portfolio Acquisition, and the completion of the equity offering contemplated by this prospectus supplement, are expected to increase our equity float and reduce our leverage. We anticipate that our net debt to adjusted EBITDA ratio as of September 30, 2013 would decrease on an as adjusted basis from 8.3x to approximately 7.4x, assuming the closing of the Portfolio Acquisition, the completion of this offering, the disposition of certain assets and the funding from our unsecured revolving credit facility and paydown of certain indebtedness. Furthermore, the addition of the nine Portfolio properties to our existing portfolio will significantly increase the value of our unencumbered property pool and create additional liquidity and borrowing capacity for us.

    Bridge Loan

              Our Operating Partnership entered into a commitment letter and certain related agreements, dated as of November 1, 2013 and effective November 6, 2013, with KeyBank N.A., an affiliate of one of the underwriters in this offering, which would permit us to draw up to $300 million under a new secured term loan facility (the "Bridge Loan") that may be funded on or prior to January 6, 2014. Funding under the Bridge Loan, to the extent necessary, would be provided in a single draw-down concurrent with the closing of the Portfolio Acquisition. The commitment letter provides that the Bridge Loan, if drawn, would mature on the six-month anniversary of the date of closing of the Portfolio Acquisition. Funds borrowed under the Bridge Loan will bear interest at a rate, at our option, of LIBOR or a "Base Rate," in each case, plus a margin equal to that under our unsecured revolving credit facility plus 0.25%. The commitment letter provides that the Bridge Loan may be prepaid in whole or in part, at any time, subject to reimbursement of the lender's breakage costs associated with any LIBOR borrowings. The commitment will terminate if we receive a threshold amount of proceeds from the issuance of our common shares pursuant to the offering described herein, and will otherwise be reduced on a dollar-for-dollar basis by the amount raised in this offering.

              The commitment letter provides that the Bridge Loan will be secured by 100% of the equity interests in each entity that owns a property in the Portfolio and guaranteed by us and each entity that owns a property in the Portfolio (the "Guarantors").

              The Bridge Loan would contain representations, affirmative and negative covenants and events of default that are substantially similar to those in our existing unsecured revolving line of credit, as well as certain representations, covenants and events of default relating to the collateral that is specific to the Bridge Loan. The funding of the Bridge Loan is subject to certain conditions, including, among other things, the closing of the Portfolio Acquisition, the granting to the lender of a first priority perfected lien in the collateral, the absence of a material adverse change in the financial condition of the Operating Partnership and the Guarantors, taken as a whole, the absence of a material adverse change in the loan syndication market, the absence of new information concerning material adverse developments or conditions impacting the Operating Partnership and the Guarantors, taken as a whole, and other customary documentary and diligence closing conditions.

              The terms of the Bridge Loan are subject to further changes under circumstances where the Administrative Agent determines that such changes are required in order to ensure a successful syndication of the Credit Agreement.

              There can be no assurance that we will be able to successfully enter into the Bridge Loan or what the definitive terms or timing of such financing will be.

Acquisition and Disposition Activity

              In August 2013, the Company acquired Toringdon Market in Charlotte, North Carolina for a purchase price of $15.9 million. Toringdon Market is a 60,464 square foot unencumbered shopping center anchored by Earth Fare that was 97% leased as of September 30, 2013.

              In September 2013, the Company sold its 44,214 square foot Cedar Hill Village operating property in Dallas, Texas for a gross sales price of $8.0 million before closing costs.

              We currently are marketing two retail properties for sale. We currently expect that the gross proceeds (before closing costs) from the sale of these two properties will be approximately $25-30 million. There can be no assurance that we will be able to successfully complete the sale of either of these two properties, or that we will be able to achieve the expected aggregate sales price.

Financing Activity

              On August 21, 2013, we amended our existing unsecured term loan (as amended, the "amended Term Loan") and increased the borrowing thereunder from $125 million to $230 million. The amended Term Loan has a maturity date of August 21, 2018, which may be extended for an additional six months at our option and subject to certain conditions. The interest rate applicable to the amended Term Loan was reduced to LIBOR plus 145 to 245 basis points, depending on our leverage, a decrease of between 45 and 65 basis points across the leverage grid. The amended Term Loan also provides for an additional increase in total borrowing of up to $300 million, subject to certain conditions, including obtaining commitments from any one or more lenders.

              In October 2013, we retired the mortgage secured by our 30 South Meridian operating property in the current principal amount of $20.1 million utilizing a draw on our unsecured revolving credit facility. We intend to secure property-level debt on the asset in the next several months, although there can be no assurance as to when or if we do so or what the terms of such debt would be.

Distribution Activity

              On August 9, 2013, our Board of Trustees declared a cash distribution of $0.515625 per preferred share covering the distribution period from June 2, 2013 to September 1, 2013. This distribution was paid on August 30, 2013 to shareholders of record as of August 23, 2013.

              On September 19, 2013, our Board of Trustees declared a cash distribution of $0.06 per common share and per Operating Partnership unit for the third quarter of 2013. This distribution was paid on October 11, 2013 to common shareholders and unitholders of record as of October 4, 2013.

Third Quarter Selected Financial Results

              For the three months ended September 30, 2013, our net loss attributable to common shareholders was $0.9 million, compared to a net loss for the same period in the prior year of $3.0 million. Our earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2013 were $21.2 million. Our net debt to adjusted EBITDA ratio as of September 30, 2013, annualized and adjusted as shown in the table below, was approximately 8.3x.

              EBITDA is calculated on a non-GAAP basis. A reconciliation of our EBITDA to net loss attributable to common shareholders (the most directly comparable GAAP measure) is included in the below table.

Three Months Ended September 30, 2013
Revenue:
Minimum rent	$23,845,218
Tenant reimbursements	6,048,146
Other property related revenue	2,030,395
Parking revenue, net	296,467

32,220,226
Expenses:
Property operating—Recoverable	4,506,739
Property operating—Non-Recoverable	721,809
Real estate taxes	3,492,909

8,721,457

Net Operating Income—Properties	23,498,769
Other Expense:
General, administrative, and other	(2,114,828)
Acquisition costs	(153,314)

(2,268,142)

Earnings Before Interest, Taxes, Depreciation and Amortization	21,230,627
Depreciation and amortization	(15,393,620)
Interest expense	(7,600,413)
Income tax (expense) benefit of taxable REIT subsidiary	(30,596)
Other (expense) income	(47,013)

(Loss) income from continuing operations	(1,841,015)
Discontinued operations:
Operating income (loss) from discontinued operations, excluding impairment charge	1,353,827
Gain on debt extinguishment	1,241,724
Gain (loss) on sale of operating properties, net of tax expense	486,540

Income (loss) from discontinued operations	3,082,091

Net income (loss)	1,241,076
Net loss (income) attributable to noncontrolling interest	15,174

Net income (loss) attributable to Kite Realty Group Trust	1,256,250
Dividends on preferred shares	(2,114,063)

Net loss attributable to common shareholders	$(857,813)

              Set forth below is a reconciliation of EBITDA to adjusted EBITDA and a calculation of our net debt to adjusted EBITDA ratio as of September 30, 2013, annualized and adjusted as shown below.

Ratio of Company share of net debt to adjusted EBITDA as of September 30, 2013:

Company share of consolidated debt		$732,832,957
Less: Cash		(12,130,048)
Less: Construction borrowings for developments under construction(1)		(23,885,303)

		$696,817,606
Q3 2013 EBITDA, annualized:
—consolidated(2)	$84,922,508
—pro forma adjustment(3)	(432,075)
—minority interest EBITDA	(175,281)

Adjusted EBITDA		$84,315,152

Ratio of Net Debt to Adjusted EBITDA		8.26x

(1)
Includes construction-related debt with respect to properties that are not generating net operating income.

(2)
Represents EBITDA for the three months ended September 30, 2013 (as shown in the table above) multiplied by four.

(3)
Represents full year effect of adjustments for seasonality of percentage rent, annualization of mid-third quarter rent commencement, annualizing the Toringdon Market acquisition, and normalizing other property related revenue (including lease termination fees and gains on land sales) and acquisition costs.

              We define EBITDA, a non-GAAP financial measure, as net income before litigation charges, depreciation and amortization, interest expense, income tax expense of taxable REIT subsidiary, remeasurement loss on consolidation, gain on debt extinguishment and other expenses. For informational purposes, we have also provided adjusted EBITDA, which we define as EBITDA for the three months ended September 30, 2013, multiplied by four, less minority interest EBITDA and adjustments for seasonality of percentage rent, annualization of mid-third quarter rent commencement, annualizing the Toringdon Market acquisition, and normalizing other property related revenue (including lease termination fees and gains on land sales) and acquisition costs. EBITDA and EBITDA, as adjusted, as calculated by us, are not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA and EBITDA, as adjusted, do not represent cash generated from operating activities in accordance with GAAP, and should not be considered alternatives to net income as an indicator of performance or as alternatives to cash flows from operating activities as an indicator of liquidity.

              Given the nature of our business as a real estate owner and operator, we believe that EBITDA and EBITDA, as adjusted, are helpful to investors when measuring operating performance because they exclude various items included in net income or loss that do not relate to or are not indicative of operating performance, such as impairments of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, we have also provided annualized EBITDA, adjusted as described above. We believe this supplemental information provides a meaningful measure of our operating performance. We believe presenting EBITDA in this manner allows investors and other interested parties to form a more meaningful assessment of our operating results.

THE OFFERING

              For a description of our common shares, see "Description of Common Shares" in the accompanying prospectus.

Securities offered by us	32,000,000 common shares of beneficial interest
Common shares to be outstanding after this offering	125,856,560 common shares of beneficial interest
Common shares and Operating Partnership units to be outstanding after this offering	132,580,344 common shares of beneficial interest and Operating Partnership units (excluding units owned by us)
Use of proceeds
We expect that the net proceeds of this offering will be approximately $188.9 million (approximately $217.3 million if the underwriters' option to purchase additional shares is exercised in full), after deducting the underwriting discounts and commissions and estimated expenses of this offering. We intend to contribute to our Operating Partnership the net proceeds from this offering. Our Operating Partnership intends to use the net proceeds from this offering initially to repay approximately $64.2 million of outstanding indebtedness under our unsecured revolving credit facility and the remainder to fund a portion of the purchase price of the Portfolio Acquisition and related transaction expenses. Such net proceeds that initially are used to repay outstanding indebtedness under our unsecured revolving credit facility are expected to be redeployed to fund a portion of the purchase price of the Portfolio Acquisition and related transaction expenses. Any remaining proceeds will be used for general corporate purposes, the acquisition and development of properties, other opportunistic investments and the repayment of debt. See "Use of Proceeds."

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and The Huntington Investment Company, are lenders under our unsecured revolving credit facility. We intend to use a portion of the net proceeds of this offering to repay borrowings outstanding under our unsecured revolving credit facility, and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., and Wells Fargo Securities, LLC therefore may receive a portion of the proceeds from this offering through the repayment of those borrowings. See "Underwriting" in this prospectus supplement.

Restrictions on ownership and transfer	Our declaration of trust contains restrictions on ownership and transfer of our common shares intended to assist us in maintaining our status as a REIT for federal and/or state income tax purposes. For example, our declaration of trust generally restricts any person from acquiring beneficial ownership, either directly or indirectly, of more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares, as more fully described in the section entitled "Restrictions on Ownership" in the accompanying prospectus.
Risk factors
See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.
New York Stock Exchange symbol	KRG

              Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares and excludes common shares that may be issued in the future under our equity incentive plan.

RISK FACTORS

              Investing in our common shares will provide you with an equity ownership in Kite. As one of our shareholders, you will be subject to risks inherent in our business. The trading price of your common shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012 (which is incorporated by reference into this prospectus supplement) before deciding to invest in our common shares.

Risks Related to the Portfolio Acquisition

The market price of our common shares and our earnings per share may decline as a result of the Portfolio Acquisition.

              The market price of our common shares may decline as a result of, among other things, the Portfolio Acquisition if we do not achieve the perceived benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the transaction on our financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the transaction could reduce our future financial performance.

              The Portfolio Acquisition is subject to a number of conditions which, if not satisfied or waived, would adversely impact our ability to complete the transaction, and unexpected delays in the consummation of the transaction could impact our ability to timely achieve benefits associated with the transaction.

              The Portfolio Acquisition is subject to certain closing conditions, including, among other things, (a) obtaining certain tenant estoppel certificates, and (b) the accuracy of the other parties' representations and warranties and compliance with covenants, subject in each case to materiality standards. There can be no assurance that any condition to the closing of the transaction will be satisfied or waived, if permitted, or that any event, development or change will not occur prior to the consummation of the Portfolio Acquisition that would prevent us from completing the transaction, including, without limitation, litigation affecting the Portfolio and unforeseen problems that we identify through our due diligence process. Therefore, there can be no assurance with respect to the timing of the closing of the transaction or whether the transaction will be completed on the currently contemplated terms, other terms or at all.

We may not be able to complete our anticipated property dispositions, resulting in higher than anticipated levels of indebtedness.

              We cannot assure you that we will be able to complete our anticipated property dispositions or otherwise obtain alternative sources of financing for the Portfolio Acquisition in the amounts targeted, in the time period expected, on attractive terms, or at all, which could result in greater than anticipated amounts outstanding under the Bridge Loan.

As a result of the additional indebtedness incurred to consummate the Portfolio Acquisition, we may experience a potential material adverse effect on our financial condition and results of operations.

              The consummation of the Portfolio Acquisition is not subject to a financing condition. We plan to fund the purchase price through a combination of net proceeds from this offering, cash proceeds from the disposition of two retail properties we are currently marketing for sale, borrowings under our unsecured revolving credit facility and, if necessary, on an interim basis, funds drawn under the Bridge Loan. Our incurrence of new indebtedness could have adverse consequences on our business, such as:

  •
  requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes and reduce cash for distributions;

  •
  limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

  •
  increasing the costs of incurring additional debt;

  •
  increasing our exposure to floating interest rates;

  •
  limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

  •
  restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

  •
  restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness;

  •
  exposing us to potential events of default (if not cured or waived) under covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

  •
  increasing our vulnerability to a downturn in general economic conditions; and

  •
  limiting our ability to react to changing market conditions in our industry.

              The impact of any of these potential adverse consequences could have a material adverse effect on our results of operations, financial condition and liquidity.

We may fail to consummate the Portfolio Acquisition, which could have a material adverse impact on our financial condition, results of operations and the market price of our common shares.

              If the transaction is not completed for any reason, we may be subject to several risks, including, but not limited to, the following:

  •
  the requirement that, under certain circumstances, including if the Seller terminates the Purchase Agreement because we have breached the Purchase Agreement, we may be required to forfeit the $6 million deposit we made;

  •
  the incurrence of substantial legal, accounting, financial advisory and costs relating to the transaction that are payable whether or not the transaction is completed;

  •
  we will have issued a significant number of additional common shares without realizing a corresponding increase in earnings and cash flow from acquiring the Portfolio;

  •
  the focus of our management being directed toward the transaction and integration planning instead of on our core business and other opportunities that could have been beneficial to us; and

  •
  we will have broad authority to use the net proceeds of this offering for other general corporate purposes, including the acquisition and development of industrial and office properties, other opportunistic investments and the repayment of debt that may not be accretive to our results of operations.

              If the transaction is not completed, these risks may materially adversely affect our business, financial condition, operating results, cash flows, including our ability to service debt and to make distributions to our shareholders, and the market price of our common shares.

If we are unable to successfully integrate the operations of the Portfolio, our business and financial results may be negatively affected.

              The Portfolio Acquisition poses risks associated with acquisition activities. Such risks include, without limitation, the following:

  •
  the inability to successfully integrate the operations, maintain consistent standards, controls, policies and procedures, or realize the anticipated benefits of the Portfolio Acquisition within the anticipated timeframe or at all;

  •
  acquired properties may fail to perform as expected;

  •
  certain acquired properties are located in a new market where we face risks associated with an incomplete knowledge or understanding of the local market, a limited number of established business relationships in the area and a relative unfamiliarity with local governmental and permitting procedures;

  •
  diversion of our management's attention away from other business concerns; and

  •
  the acquired properties may subject us to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

We cannot assure you that we will be able to complete the integration of the Portfolio Acquisition without encountering difficulties or that any such difficulties will not have a material adverse effect on us. Failure to realize the intended benefits of the Portfolio Acquisition could have a material adverse effect on our financial condition, results of operations and the market price of our common shares.

Risks Related to This Offering

This offering may be dilutive, and there may be future dilution of our common shares.

              Giving effect to the issuance of common shares in this offering, the receipt of the expected net proceeds and the use of those proceeds, this offering may have a dilutive effect on our expected earnings per share and funds from operation per share for the year ending December 31, 2013. The actual amount of dilution cannot be determined at this time and will be based on numerous factors. Additionally, we are not restricted from issuing additional common shares or preferred shares, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common shares or preferred shares or any substantially similar securities in the future. The market price of our common shares could decline as a result of sales of a large number of our common shares in the market after this offering or the perception that such sales could occur.

We may change the distribution policy for our common shares of beneficial interest in the future.

              Our management and Board of Trustees evaluate our distribution policy on a quarterly basis as they monitor the capital markets, the impact of the economy on our operations and other factors. Future distributions will be declared and paid at the discretion of our Board of Trustees and will depend upon a number of factors, including cash generated by operating activities, our financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, and such other factors as our Board of Trustees deems relevant. Any change in our distribution policy could have a material adverse effect on the market price of our common shares.

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our shareholders' investment.

              The stock markets (including the NYSE, on which we list our common shares) have experienced significant price and volume fluctuations. The market price of our common shares could be similarly volatile, and investors in our shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of common shares eligible for future sale could cause our common share price to decline significantly.

              We are offering 32,000,000 of our common shares, as described in this prospectus supplement. If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of November 5, 2013, we had outstanding 93,856,560 common shares. In addition, if Operating Partnership units held by our partners are redeemed for common shares, the market price of our common shares could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.

Future offerings of debt or equity securities, which could rank senior to our common shares, may adversely affect the market price of our common shares.

              If we decide to issue debt or equity securities in the future, which could rank senior to our common shares, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common shares and may result in dilution to owners of our common shares. We and, indirectly, our shareholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common shares will bear the risk of our future offerings reducing the market price of our common shares and diluting the value of their share holdings in us.

Investing in our common shares may involve a high degree of risk.

              The investments that we make in accordance with our investment objectives may result in a high amount of risk, resulting in a complete loss of principal, when compared to alternative investment options. Our investments may be highly speculative and aggressive, and therefore an investment in our common shares may not be suitable for someone with lower risk tolerance.

 USE OF PROCEEDS

              We expect the net proceeds of this offering to be approximately $188.9 million (approximately $217.3 million if the underwriters' option to purchase additional shares is exercised in full), after deducting the underwriting discounts and commissions and estimated expenses of this offering.

              We intend to contribute to our Operating Partnership the net proceeds from this offering. Our Operating Partnership intends to use the net proceeds from this offering initially to repay approximately $64.2 million of outstanding indebtedness under our unsecured revolving credit facility and the remainder to fund a portion of the purchase price of the Portfolio Acquisition and related transaction expenses. Such net proceeds that initially are used to repay outstanding indebtedness under our unsecured revolving credit facility are expected to be redeployed to fund a portion of the purchase price of the Portfolio Acquisition and related transaction expenses. Any remaining proceeds will be used for general corporate purposes, the acquisition and development of properties, other opportunistic investments and the repayment of debt.

              As of November 5, 2013, we had approximately $64.2 million outstanding under our unsecured revolving credit facility. Our unsecured revolving credit facility matures on February 26, 2017 (which may be extended for an additional year at our option, subject to certain conditions) and currently bears interest at a rate of LIBOR + 195 basis points.

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and The Huntington Investment Company, which are underwriters of this offering, are lenders under our unsecured revolving credit facility. As described above, we intend to use a portion of the net proceeds to repay borrowings outstanding under our unsecured revolving credit facility. As such, these affiliates will receive their proportionate share of any amount of our unsecured revolving credit facility that is repaid with the net proceeds of this offering. See "Underwriting" in this prospectus supplement.

CAPITALIZATION

              The following table sets forth our capitalization as of September 30, 2013:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale of 32,000,000 common shares of beneficial interest in this offering (assuming no exercise of the underwriters' option to purchase additional shares), resulting in net proceeds to us, after deducting estimated underwriting discounts and commissions and estimated transaction expenses payable by us, of approximately $188.9 million; and

  •
  on an as further adjusted basis to give effect to (i) the sale of 32,000,000 common shares of beneficial interest in this offering (assuming no exercise of the underwriters' option to purchase additional shares), resulting in net proceeds to us, after deducting estimated underwriting discounts and commissions, and estimated transaction expenses payable by us, of approximately $188.9 million, (ii) the Portfolio Acquisition, including the financing of a portion thereof with borrowings under our unsecured revolving credit facility, and (iii) the dispositions of two of our properties and the resulting reduction in mortgage debt secured thereby, as if each of these transactions had occurred on September 30, 2013.

              No adjustments have been made to reflect normal course operations by us or other developments with our business after September 30, 2013. As a result, the as adjusted information provided below is not indicative of our actual consolidated capitalization as of any date. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K and our audited financial statements and related notes for the year ended December 31, 2012 included therein and our Quarterly Reports on

Form 10-Q and the unaudited financial statements and related notes for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 included therein.

	As of September 30, 2013
	Actual	As Adjusted	As Further Adjusted(1)
	(unaudited)
	(amounts in thousands except per share amounts)
Debt obligations:
Unsecured revolving credit facility	$35,700	$—	$129,373
Unsecured term loan	230,000	230,000	230,000
Mortgage loans(2)	349,421	349,421	345,363
Construction loans	128,863	128,863	128,863

Total debt	743,984	708,284	833,599
Redeemable noncontrolling interests in Operating Partnership	40,114	40,114	40,114

Total debt and redeemable noncontrolling interests	784,098	748,398	873,713
Shareholders' equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, 4,100,000 shares issued and outstanding at September 30, 2013	102,500	102,500	102,500
Common Shares, $.01 par value, 200,000,000 shares authorized, 93,856,152 shares issued and outstanding at September 30, 2013 and 125,856,152 shares issued and outstanding as adjusted(3)	939	1,259	1,259
Additional paid in capital and other	608,200	796,765	796,765
Accumulated other comprehensive loss	(228)	(228)	(228)
Accumulated deficit	(163,621)	(163,621)	(163,621)

Total shareholders' equity	547,790	736,675	736,675
Noncontrolling interests	3,543	3,543	3,543

Total equity	551,333	740,218	740,218

Total capitalization	$1,335,431	$1,488,616	$1,613,931

(1)
Assumes net proceeds of approximately $188.9 million are raised from this offering, approximately $30.8 million of net proceeds are raised from the sale of assets currently being marketed, and approximately $93.7 million is drawn under our unsecured revolving credit facility, which amounts are used to fund the Portfolio Acquisition, transaction costs associated with the Portfolio Acquisition of approximately $2.0 million and the paydown of mortgage indebtedness in connection with the sale of assets currently being marketed.

(2)
Includes approximately $11.0 million of partner's share of consolidated joint venture debt.

(3)
Assumes no exercise of the underwriters' option to purchase up to an additional 4,800,000 common shares from us.

 ADDITIONAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

              The following supplements the discussion of the material U.S. federal income tax considerations of an investment in our common shares that was presented in each of (a) Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on May 13, 2013 under the heading "Additional United States Federal Income Tax Considerations," and (b) Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on May 19, 2011 under the caption "United States Federal Income Tax Considerations," which are incorporated by reference in and supplemented by the discussion included under the heading "Material Federal Income Tax Considerations" included in the accompanying prospectus.

Information Reporting and Backup Withholding Tax Applicable to Shareholders—Non-U.S. Shareholders—Withholding on Payments to Certain Foreign Entities

              The delayed effective date for withholding with respect to dividends on our shares has been extended, pursuant to Notice 2013-43, 2013-31 I.R.B., to July 1, 2014 from January 1, 2014

UNDERWRITING (CONFLICTS OF INTEREST)

              Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Barclays Capital Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,040,000
KeyBanc Capital Markets Inc.	7,040,000
Barclays Capital Inc.	4,480,000
Wells Fargo Securities, LLC	4,480,000
Citigroup Global Markets Inc.	2,560,000
Evercore Group L.L.C.	2,560,000
J.P. Morgan Securities LLC	1,760,000
Raymond James & Associates, Inc.	1,760,000
The Huntington Investment Company	160,000
Janney Montgomery Scott LLC	160,000

Total	32,000,000

              Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

              We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

              The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

              The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.14 per share. After the offering, the public offering price, concession or any other term of the offering may be changed.

              The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$6.16	$197,120,000	$226,688,000
Underwriting discount	$0.2464	$7,884,800	$9,067,520
Proceeds, before expenses, to us	$5.9136	$189,235,200	$217,620,480

              The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

Option to Purchase Additional Shares

              We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 4,800,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

No Sales of Similar Securities

              We, our executive officers and trustees, and our trustee nominee, have agreed not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 45 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

  •
  offer, pledge, sell or contract to sell any common shares,

  •
  sell any option, right or warrant to purchase any common shares,

  •
  grant any option, right or warrant for the sale of any common shares,

  •
  lend or otherwise dispose of or transfer any common shares,

  •
  file or cause to be filed a registration statement related to the common shares, or

  •
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic benefits or risks of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

              This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares including common units of limited partnership interest in our operating partnership. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

              Our common shares are listed on the New York Stock Exchange under the symbol "KRG."

Price Stabilization, Short Positions

              Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

              In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

              In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. "Naked" short sales are sales in excess of the underwriters' option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

              Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

              Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

              In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

              Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and The Huntington Investment Company are lenders under our unsecured revolving credit facility and are or may be lenders from time to time in connection with certain development projects, including, amongst others, construction loans in connection with the Delray Marketplace and the Holly Springs Towne Center development projects, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated is a lender. Affiliates of KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Raymond James & Associates, Inc. and The Huntington Investment Company also are lenders under our unsecured term loan. Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Raymond James & Associates, Inc. also are agents under our "at-the-market" program. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. As described above under "Use of Proceeds," we intend to use a portion of the net proceeds of this offering to repay borrowings outstanding under our unsecured revolving credit facility, and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and The Huntington Investment Company therefore may receive a portion of the proceeds from this offering through the repayment of those borrowings. As of November 5, 2013, we had approximately $64.2 million outstanding under our unsecured revolving credit facility. Our revolving credit facility matures on February 26, 2017 (which maturity may be extended for an additional year at our option subject to certain conditions) and bears interest at a rate of LIBOR + 165 to 250 basis points, depending on our leverage. In addition, The Huntington Investment Company is a counterparty to the Company and the Operating Partnership on an interest rate hedge agreement in connection with the revolving credit facility.

              In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Further, from time to time, in the ordinary course of their business activities, the underwriters and their affiliates may provide financial and other advisory services to the Company for which they receive market rate fees.

Conflicts of Interest

              As described in "Use of Proceeds" and "Other Relationships," a portion of the net proceeds of this offering will be used to repay borrowings outstanding under our unsecured revolving credit facility. Because certain affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Raymond James & Associates, Inc. and The Huntington Investment Company are lenders under our unsecured revolving credit facility, these affiliates will receive their proportionate share of any amount of our revolving credit facility that is repaid with the proceeds of this offering.

Notice to Prospective Investors in Australia

              No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

              Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

              The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

              This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

              This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

              In relation to each Member State of the European Economic Area (each, a "Relevant Member State"), no offer of shares may be made to the public in that Relevant Member State other than:

      A.
      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

      B.
      to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

      C.
      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

              Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

              The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

              This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

              For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

              The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

              We have not and will not register with the Swiss Financial Market Supervisory Authority ("FINMA") as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended ("CISA"), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to "qualified investors," as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended ("CISO"), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

              The validity of the common shares offered by means of this prospectus supplement and certain federal income tax matters will be passed upon for us by Hogan Lovells US LLP. Certain legal matters for the underwriters will be passed upon by Clifford Chance US LLP, New York, New York.

EXPERTS

              Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2012, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

              We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only.

              This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. If a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents filed or incorporated by reference as an exhibit to the registration statement, the reference may not be complete and you should refer to the filed copy of the contract or document.

              The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC will update and supersede this information.

              This prospectus supplement incorporates by reference the documents listed below, all of which have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 8, 2013;

  •
  our Current Reports on Form 8-K filed with the SEC on January 4, 2013, January 14, 2013, March 4, 2013, April 3, 2013, April 11, 2013, May 13, 2013, May 14, 2013, July 9, 2013, August 12, 2013, August 27, 2013 and November 6, 2013; and

  •
  our Registration Statement on Form 8-A filed with the SEC on August 4, 2004, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-114224), and all reports filed for the purpose of updating such description.

              We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934

from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

              You may request a copy of these filings, at no cost, by contacting Dave Buell, Director, Accounting & Financial Reporting, Kite Realty Group, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, by telephone at 317-577-5600, by e-mail at dbuell@kiterealty.com, or by visiting our website, www.kiterealty.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus. Our reference to our website is intended to be an inactive textual reference only.

PROSPECTUS

$500,000,000

Common Shares, Preferred Shares, Depositary Shares,
Warrants and Rights

        We may offer, from time to time, one or more series or classes of common shares, preferred shares, depositary shares representing our preferred shares, warrants exercisable for our common shares, preferred shares or depositary shares representing preferred shares, and rights to purchase common shares. We refer to our common shares, preferred shares, depositary shares, warrants and rights collectively as the "securities."

        We may offer these securities with an aggregate initial public offering price of up to $500,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

        We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

        We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution" beginning on page 23. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

        Our common shares are listed on the New York Stock Exchange under the symbol "KRG."

        You should read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any of these securities.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for risks relating to an investment in our securities, which is incorporated herein by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 11, 2012

        You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        When used in this prospectus, except where the context otherwise requires, the terms "we," "us," "our" and "the Company" refer to Kite Realty Group Trust and its subsidiaries and all references to the "Operating Partnership" refer to Kite Realty Group, L.P.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein, together with other statements and information publicly disseminated by Kite Realty Group Trust, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution investors that any forward-looking statements presented in this prospectus and the documents that we incorporate by reference into this document are based on management's beliefs and assumptions made by, and information currently available to, management. When used, other than in a purely historical context, the words "anticipate," "believe," "expect," "intend," "may," "plan," "estimate," "should," "will," "continue," "result" and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. All forward-looking statements included in this prospectus and the documents we incorporate by reference into these documents are based on information available at the time the statement is made. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends.

        Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

  •
  national and local economic, business, real estate and other market conditions, particularly in light of the recent slowing of growth in the U. S. economy;

  •
  financing risks, including the availability of and costs associated with sources of liquidity;

  •
  the Company's ability to refinance, or extend the maturity dates of, its indebtedness;

  •
  the level and volatility of interest rates;

  •
  the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies;

  •
  the competitive environment in which the Company operates;

  •
  acquisition, disposition, development and joint venture risks;

  •
  property ownership and management risks;

  •
  the Company's ability to maintain its status as a real estate investment trust ("REIT"), for federal income tax purposes;

  •
  potential environmental and other liabilities;

  •
  impairment in the value of real estate property the Company owns;

  •
  risks related to the geographical concentration of our properties in Indiana, Florida, and Texas;

  •
  other factors affecting the real estate industry generally; and

  •
  other risks identified in this prospectus, any applicable prospectus supplement and, from time to time, in other reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

        We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

        We are a full-service, vertically integrated real estate company engaged in the ownership, operation, management, leasing, acquisition, redevelopment and development of neighborhood and community shopping centers and certain commercial real estate properties in selected markets in the United States. We also provide real estate facility management, construction management, development and other advisory services to third parties.

        As of September 30, 2011, we owned interests in a portfolio of 63 properties including 53 retail operating properties totaling 8.1 million square feet of gross leasable area (including non-owned anchor space), six retail properties under redevelopment totaling 0.7 million square feet of gross leasable area and four operating commercial properties totaling 0.6 million square feet of net rentable area. Also, as of September 30, 2011, we had an interest in two in-process development properties which, upon completion, are anticipated to have 0.4 million square feet of gross leasable area (including non-owned anchor space). Of the 63 total properties held at September 30, 2011, only a limited service hotel component of an operating property was owned through an unconsolidated joint venture and accounted for under the equity method.

        In addition to our in-process developments and redevelopments, we have interests in future developments which include land parcels that are undergoing pre-development activity and are in various stages of preparation for construction to commence, including pre-leasing activity and negotiations for third party financing. As of September 30, 2011, these future developments consisted of four projects that are expected to contain 2.2 million square feet of total gross leasable area upon completion.

        Finally, as of September 30, 2011, we also owned interests in other land parcels comprising 101 acres that may be used for future expansion of existing properties, development of new retail or commercial properties or sold to third parties.

        Our primary business objectives are to increase the cash flow and consequently the value of our properties, achieve sustainable long-term growth and maximize shareholder value primarily through the operation, development, redevelopment and select acquisition of well-located community and neighborhood shopping centers. We invest in properties where cost effective renovation and expansion programs, combined with effective leasing and management strategies, can combine to improve the long-term values and economic returns of our properties.

        We conduct all of our business through our Operating Partnership, of which we are the sole general partner, and its subsidiaries. As of September 30, 2011, we held an 89% interest in our Operating Partnership.

        Our executive offices are located at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204 and our telephone number is (317) 577-5600. We maintain a website at www.kiterealty.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus or any applicable prospectus supplement.

RISK FACTORS

        You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth our ratios of earnings to combined fixed charges and preferred dividends for the nine months ended September 30, 2011 and the years ended December 31, 2010, 2009, 2008, 2007, and 2006. For the purpose of computing the ratio of earnings to combined fixed charges and preferred dividends, and the amount of coverage deficiency, earnings have been calculated by adding fixed charges (excluding capitalized interest), to pre-tax income (loss) from continuing operations before noncontrolling interests in the Operating Partnership, distributions of income from equity investees, noncontrolling interest and income from majority-owned unconsolidated entities and deducting income from unconsolidated entities. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs, fixed charges of majority-owned unconsolidated entities and estimated interest within rental expense. This information is given on an unaudited historical basis.

	Nine Months Ended September 30, 2011		Year Ended
			2010		2009		2008	2007	2006
Ratio of earnings to combined fixed charges and preferred share dividends	(A	)	(B	)	(C	)	1.05x	1.05x	1.07x

(A)
The amount of coverage deficiency for the nine months ended September 30, 2011 was $10.9 million. The calculation of earnings includes $27.9 million of non-cash depreciation expense.

(B)
The amount of coverage deficiency for the fiscal year ended December 31, 2010 was $18.1 million. The calculation of earnings includes $40.7 million of non-cash depreciation expense.

(C)
The amount of coverage deficiency for the fiscal year ended December 31, 2009 was $3.8 million. The calculation of earnings includes $32.1 million of non-cash depreciation expense.

DESCRIPTION OF CAPITAL SHARES

General

        Our declaration of trust provides that we may issue up to 200,000,000 common shares of beneficial interest, par value $.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $.01 per share, 2,990,000 of which have been designated as 8.250% Series A Cumulative Redeemable

Perpetual Preferred shares of beneficial interest ("Series A Preferred Shares"). As of November 30, 2011, 63,613,530 common shares were issued and outstanding and 2,800,000 Series A Preferred Shares were issued and outstanding. We have reserved 2,000,000 common shares for issuance under our dividend reinvestment and share purchase plan.

        Maryland law provides and our declaration of trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

DESCRIPTION OF COMMON SHARES

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present), dissolution (which requires two-thirds of all the votes entitled to be cast) and removal of trustees (which requires two-thirds of all the votes entitled to be cast). Our declaration of trust permits the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of November 30, 2011, 2,800,000 preferred shares were outstanding.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is Broadridge Financial Solutions, Inc.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

  Number of Trustees; Vacancies

        Our declaration of trust and bylaws provide that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

        Our bylaws provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange.

  Removal of Trustees

        Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Our board has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of our shares; or

  •
  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

        A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

        These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

  Control Share Acquisitions

        Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

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  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

  Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Under our declaration of trust, we cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

  Limitation of Liability and Indemnification

        Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

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  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith; or

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  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

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  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        In addition, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

  •
  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

        In addition, we have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

  Operations

        We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

  Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

  Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year during the month of May at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

  Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

        The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

  Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

DESCRIPTION OF PREFERRED SHARES

        The following description sets forth certain general terms of the preferred shares to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our declaration of trust, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which we will make available upon request.

  General

        Subject to the limitations prescribed by Maryland law and our declaration of trust and bylaws, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of trustees or duly authorized committee thereof. The preferred shares will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of preferred shares offered thereby will describe the specific terms of such securities, including:

  •
  the title and stated value of such preferred shares;

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  the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

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  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

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  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred shares shall accumulate;

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  the procedures for any auction and remarketing, if any, for such preferred shares;

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  the provisions for a sinking fund, if any, for such preferred shares;

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  the provisions for redemption, if applicable, of such preferred shares;

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  any listing of such preferred shares on any securities exchange;

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  the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof) and conversion period;

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  a discussion of federal income tax considerations applicable to such preferred shares;

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  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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  in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Description of Outstanding Series A Cumulative Redeemable Perpetual Preferred Shares

  General

        In December 2010 we issued 2,800,000 shares of Series A Cumulative Redeemable Perpetual Preferred Shares (the "Series A Preferred Shares") at an offering price of $25.00 per share for net proceeds of $67.5 million. As of the date of this prospectus all of the shares of our Series A Cumulative Redeemable Perpetual Preferred remain outstanding.

  Maturity

        The Series A Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption.

  Rank

        Our Series A Preferred Shares rank, with respect to dividend rights and rights upon liquidation, dissolution, or winding up:

  •
  senior to our common shares and any other capital shares of the Company, now or hereafter issued and outstanding, that we rank as junior to our Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution, or winding up ("Junior Shares");

  •
  junior to any other capital shares of the Company, now or hereafter issued and outstanding, that we rank as senior to our Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution, or winding up;

  •
  on a parity with any other capital shares of the Company, now or hereafter issued and outstanding, other than the capital shares referred to in the preceding bullet points ("Parity Shares"); and

  •
  junior to all our existing and future indebtedness.

        Without the affirmative vote of two-thirds of the outstanding Series A Preferred Shares, we may not issue any class or series of capital shares which rank senior to our Series A Preferred Shares with respect to dividend rights or rights upon our liquidation, dissolution, or winding up.

  Dividends

        Holders of the then outstanding Series A Preferred Shares are entitled to receive, when, as and if authorized by our board of trustees and declared by the Company, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.250% per annum of the $25 liquidation preference of each Series A Preferred Share (equivalent to $2.0625 per annum per share); provided, however, that if following a Change of Control, either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not listed on the New York Stock Exchange or quoted on the The NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system), holders of the then outstanding Series A Preferred Shares will be entitled to receive, when, as and if authorized by the board of trustees and declared by the Company, out of funds legally available for the payment of dividends, cumulative cash dividends from, and including, the first date on which both a Change of Control has occurred and either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not so listed or quoted, at the rate of 12.250% per annum of the $25 liquidation preference of each Series A Preferred Share (equivalent to $3.0625 per annum per share), for as long as either the Series A Preferred Shares (or any preferred shares of the surviving entity that are issued in exchange for the Series A Preferred Shares) or the common shares of the surviving entity, as applicable, are not so listed on the New York Stock Exchange or quoted on The NASDAQ Stock Market (or listed or quoted on a successor exchange or quotation system) (the "Special Dividend Rate"). With respect to the Series A Preferred Shares a "Change of Control" shall be deemed to have occurred at such time as (i) the date a "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all voting shares that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of voting shares representing more than 50% of the total voting power of the Trust's total voting shares; (ii) the date the Trust sells, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the date of the consummation of a merger or share exchange of the Trust with another entity where (A) the Trust's shareholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of all votes (without consideration of the rights of any class of shares to elect trustees by a separate group vote) to which all shareholders of the corporation issuing cash or securities in the merger or share exchange would be entitled in the election of trustees, or where (B) members of the board of trustees immediately prior to the merger or share exchange would not immediately after the merger or share exchange constitute a majority of the board of the corporation issuing cash or securities in the merger or share exchange.

        Dividends on the Series A Preferred Shares are cumulative from and including the original date or issuance, or with respect to the Special Dividend Rate, from and including the first date on which a Change of Control triggers such Special Dividend Rate, and are payable (i) for the period from December 7, 2010 to March 1, 2011 on March 1, 2011, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 1st of each March, June, September and December, commencing on June 1, 2011, or if such date is not a business day, the next succeeding business day thereafter. A dividend payable for any period greater or less than a full dividend period is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record as they appear on our share records at the close of business on the applicable record date, not exceeding 30 days prior to the applicable dividend payment date, as fixed by the board of trustees.

        Our board of trustees will not authorize or declare, and the Company will not pay or set apart for payment any dividends on the Series A Preferred Shares at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

        Notwithstanding the foregoing, dividends on our outstanding Series A Preferred Shares accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are authorized. Accrued but unpaid dividends on our Series A Preferred Shares do not bear interest and holders of our Series A Preferred Shares are not entitled to any distributions in excess of full cumulative distributions described above.

        Except as described in the next sentence, we will not authorize, declare, pay or set apart for payment dividends on any of our stock ranking, as to dividends, on a parity with our Series A Preferred

Shares, for any period unless full cumulative dividends on our Series A Preferred Shares, for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When we do not pay dividends in full (or we do not set apart a sum sufficient to pay them in full) upon our Series A Preferred Shares, all dividends authorized and declared upon our Series A Preferred Shares and all dividends authorized and declared upon any Parity Shares shall be authorized and declared ratably in proportion to the respective amounts accumulated and unpaid on our Series A Preferred Shares and any other series of preferred stock ranking on a parity as to dividends.

        Unless full cumulative dividends on all our outstanding Series A Preferred Shares, and any Parity Shares at the time such dividends are payable shall have been declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, we will not authorize, declare or pay or set aside for payment dividends (other than dividends or distributions paid solely Junior Shares, or in options, warrants or rights to subscribe for or purchase shares ranking junior to our Series A Preferred Shares) or declare or make any other distribution on our common shares any other Junior Shares, nor will we redeem, purchase or otherwise acquire for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any of our common shares or any other shares ranking junior to our Series A Preferred Shares as to dividends or upon liquidation (except (i) a redemption, purchase or acquisition of common shares made for purposes of and in compliance with an employee incentive or benefit plan of the Company or any subsidiary, (ii) by conversion into, exchange for our Junior Shares or (iii) redemption for the purpose of preserving our status as a REIT).

        Holders of shares of our Series A Preferred Shares are not entitled to participate in the earnings or assets of the Company other than as described above. Any dividend payment made on our Series A Preferred Shares is first credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable.

  Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of our Series A Preferred Shares are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $25 per share (the "Liquidation Preference") plus an amount per share equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to, but not including, the date of final distribution to such holders; but such holders of the Series A Preferred Shares shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares shall be insufficient to pay in full the Liquidation Preference and liquidating payments on any other Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series A Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series A Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A consolidation or merger of the Company with one or more entities, a statutory share exchange or a sale or transfer of all or substantially all of the Company's assets shall not be deemed to be a liquidation, dissolution or winding up.

  Redemption

        Except in certain circumstances relating to preservation of our status as a REIT under the Internal Revenue Code and to a Change of Control, our Series A Preferred Shares are not redeemable before December 7, 2015. On and after December 7, 2015, we may, at our option, redeem our Series A Preferred Shares, in whole or in part, at any time and from time to time, for cash at a redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Shares (whether or not declared), to, but not including, the redemption date.

        Holders of Series A Preferred Shares to be redeemed will be required to surrender our preferred shares at the place designated in a notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption, following surrender of the preferred shares. If we have given notice of redemption of any Series A Preferred Shares and if we have set aside the funds necessary for the redemption in trust for the benefit of such holders, then from and after the redemption date dividends will cease to accrue on such shares, the shares will no longer be deemed outstanding and all rights of the holders of the shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the stock to be redeemed will be selected by lot or pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

        Unless we have declared and paid, we are contemporaneously declaring and paying, or we have declared and set aside a sum sufficient for the payment of the full cumulative dividends on all Series A Preferred Shares or Parity Shares for all past dividend periods and the then current dividend period, we may not redeem any such shares except by exchange for shares ranking junior to such Series A Preferred Shares or Parity Shares as to dividends and upon liquidation. Notwithstanding the foregoing, we may redeem Series A Preferred Shares in order to ensure that we continue to meet the requirements for status as a REIT.

        Immediately prior to any redemption of Series A Preferred Shares, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after the applicable dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series A Preferred Shares to be redeemed, at the close of business on the applicable dividend record date, is entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

  Change of Control

        If at any time following a Change of Control, either the Series A Preferred Shares or the common shares of the surviving entity are not listed on the New York Stock Exchange or quoted on The NASDAQ Stock Market (or a successor exchange or quotation system), the Trust will have the option, upon providing notice to redeem the Series A Preferred Shares, in whole but not part for a cash redemption price of $25 per share, plus any accumulated and unpaid dividends on the Series A Preferred Shares (whether or not declared), to, but not including, the redemption date pursuant to the procedures applicable to other redemptions of the Series A Preferred Shares. See "—Redemption."

  Voting Rights

        Except as otherwise set forth below, the Series A Preferred Shares shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

        If and whenever dividends payable on the Series A Preferred Shares are in arrears for six or more consecutive or non-consecutive quarterly periods, whether or not earned or declared, the number of members then constituting our board of trustees will be increased by two and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional board members at an annual meeting of shareholders or a properly called special meeting of the holders of the Series A Preferred Shares and such Voting Preferred Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the then current quarterly period on the Series A Preferred Shares and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series A Preferred Shares and the Voting Preferred Shares then outstanding have been paid and full dividends on the Series A Preferred Shares and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect two additional board members will cease, the terms of office of the board members will terminate and the number of members of our board of trustees will be reduced accordingly; provided, however, the right of the holders of the Series A Preferred Shares and the Voting Preferred Shares to elect the additional board members will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event are the holders of Series A Preferred Shares entitled to elect a trustee that would cause the Trust to fail to satisfy a requirement relating to trustee independence of any national securities exchange on which any class or series of the Trust's shares are listed. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

        So long as any Series A Preferred Shares are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares, voting separately as a class, either at a meeting of shareholders or by written consent, is required (i) to amend, alter or repeal any provisions of our Declaration of Trust (including our Articles Supplementary fixing the rights and preferences of the Series A Preferred Shares), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares, unless in connection with any such amendment, alteration or repeal, the Series A Preferred Shares remain outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or are converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series A Preferred Shares, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital shares having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Trust may create additional classes of Parity Shares and Junior Shares, amend the Declaration of Trust to increase the authorized number of Parity Shares (including the Series A Preferred Shares) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

        The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

  Conversion

        The Series A Preferred Shares are not convertible into or exchangeable for any other securities or property of the Trust.

  Transfer Agent and Registrar

        The transfer agent and registrar for our preferred shares is Broadridge Financial Solutions, Inc.

 DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a preferred share of a particular series, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a preferred share of a particular series represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

        In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into other securities.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing preferred shares so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust. See "Restrictions on Ownership."

        From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

        In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

        The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we have agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

        The deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related preferred share shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

        The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

        Neither the preferred shares depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

        Holders of depositary receipts will be subject to the ownership restrictions of the declaration of trust. See "Restrictions on Ownership."

DESCRIPTION OF WARRANTS

        We may offer by means of this prospectus warrants for the purchase of our preferred shares, depositary shares representing preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

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  the title and issuer of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currencies in which the price or prices of such warrants may be payable;

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  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

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  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

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  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of material federal income tax considerations; and

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  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

        We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

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  the date for determining the shareholders entitled to the rights distribution;

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  the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

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  the aggregate number of rights being issued;

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  the date, if any, on and after which such rights may be transferable separately;

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  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

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  any special U. S. federal income tax consequences; and

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  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

RESTRICTIONS ON OWNERSHIP

        In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

        Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

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  no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

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  no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

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  no excepted holder, which means members of the Kite family, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;

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  no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

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  no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code);

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  no person shall beneficially or constructively own our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

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  no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

        The declaration of trust defines a "designated investment entity" as:

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  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Internal Revenue Code;

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  an entity that qualifies as a regulated investment company under Section 851 of the Internal Revenue Code; or

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  an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended; so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit on common shares or the 9.8% ownership limit on preferred shares if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

        Our board of trustees may waive the 7% ownership limit for common shares, the 9.8% ownership limit for preferred shares, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit for common shares, the 9.8% limit for preferred shares or the 9.8% designated investment entity limit, as applicable, would not jeopardize our qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        A summary of the material federal income tax considerations to you as a prospective holder of our securities is set forth in Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on May 19, 2011 (The "Tax Form 8-K"), and incorporated by reference in and supplemented by this prospectus. The summary in our Current Report on Form 8-K is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from owning our common shares. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or non-U.S. income and other tax consequences that may result from your ownership of our common shares.

        We note that the IRS has and continues to publish guidance regarding the implementation of the Hiring Incentives to Restore Employment Act (enacted March 2010) ("HIRE"). Specifically, IRS Notice 2011-53 provides the phased-in timeline of key Foreign Account Tax Compliance Act implementation dates for "foreign financial institutions" ("FFIs"). Generally, HIRE imposes withholding taxes on certain types of payments made to FFIs and certain other non-U.S. entities unless various certification, information reporting and other specified requirements have been satisfied. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our shares paid to a FFI or to a foreign nonfinancial entity, unless (i) the FFI undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a FFI, it generally must enter into an agreement by June 30, 2013 with the U.S. Treasury that requires, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Withholding on U.S. source dividends and interest paid to non-participating FFIs will begin on January 1, 2014, and withholding on all withholdable payments (including gross proceeds from the disposition of U.S. securities) will be fully phased in on January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

        The law firm of Hogan Lovells US LLP has acted as our tax counsel in connection with this prospectus. We have received an opinion of Hogan Lovells US LLP to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our current and proposed method of operation will enable us to continue meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Hogan Lovells US LLP is based on various assumptions relating to our organization and operation, and is conditioned upon factual representations and covenants made by our management regarding our organization, the nature and value of our assets, the types of income we earn in each taxable year, the past, the present and future conduct of our business operations, and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we intend to operate so that we will qualify as a REIT, and have made specific factual representations about our future performance to Hogan Lovells US LLP, given the highly complex nature of the rules governing REITs, the ongoing importance and subjectivity of factual determinations, and the possibility of future changes in our circumstances, no assurance has been given or can be given by Hogan Lovells US LLP or by us that we will qualify as a REIT for any particular year. The opinion is expressed only as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells US LLP's opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

BOOK-ENTRY SECURITIES

        We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Our common shares may also be sold in one or more of the following transactions: (i) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (ii) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (iii) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (iv) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (v) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (vi) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

        If indicated in the prospectus supplement, we may authorize underwriters or other agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which we may make these delayed delivery contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchaser under any such delayed delivery contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility with regard to the validity or performance of these delayed delivery contracts.

        In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

        Our common shares are listed on the New York Stock Exchange under the symbol "KRG." Any securities that we issue, other than common shares, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

LEGAL MATTERS

        The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

        The consolidated financial statements and schedule of Kite Realty Group Trust appearing in Kite Realty Group Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only.

        This prospectus does not contain all of the information included in the registration statement. If a reference is made in this prospectus or any accompanying prospectus supplement to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of or incorporated by reference in the registration statement for a copy of the contract or document.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this prospectus. Later information filed with the SEC will update and supersede this information.

        This prospectus incorporates by reference the documents listed below, all of which have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

  •
  our Definitive Proxy Statement filed with the SEC on April 11, 2011;

  •
  our Current Reports on Form 8-K filed with the SEC on May 5, 2011 (with respect to Item 5.07 only and as amended by our Form 8-K/A filed with the SEC on November 1, 2011), May 19, 2011, June 9, 2011, August 9, 2011 and November 23, 2011;

  •
  the description of our common shares included in our Registration Statement on Form 8-A filed with the SEC on August 4, 2004 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description; and

  •
  the description of our 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares included in our Registration Statement on Form 8-A filed with the SEC on December 12, 2010 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however that we are not incorporation any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

        You may request a copy of these filings, at no cost, by contacting David Buell, Financial Reporting Manager, Kite Realty Group, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204, by telephone at 317-577-5600, by e-mail at dbuell@kiterealty.com, or by visiting our website, www.kiterealty.com. The information contained on our website is not part of this prospectus. Our reference to our website is intended to be an inactive textual reference only.

32,000,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT

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November 6, 2013